Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Nomadar Corp. on Form S-1 to be filed on or about February 5, 2025 of our report dated August 2, 2024, except for Note 2 and its related effects to the financial statements, which is dated December 19, 2024, on our audit of the financial statements as of December 31, 2023 and for the period from August 8, 2023 (inception) through December 31, 2023. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ EISNERAMPER LLP

Iselin, New Jersey

February 5, 2025